EXHIBIT 21.1

SUBSIDIARIES

Rich Uncles NNN LP, LLC, a Delaware limited liability company

Rich Uncles NNN Operating Partnership, LP, a Delaware limited partnership

RU Accredo Orlando FL, LLC

RU WAG Stockbridge GA, LLC

RU Dollar General OHPAME6, LLC

RU Dana Cedar Park TX, LLC

RU NG Melbourne FL, LLC

RU Harley Bedford TX, LLC

RU EXP Maitland FL, LLC

RU Omnicare Richmond VA, LLC

RU WS Summerlin NV, LLC

RU Wyndham Summerlin NV, LLC

RU 9655 Reading Road Cincinnati OH, LLC

RU Martin Santa Clara, CA LLC

RU 8825 Statesville Road Charlotte NC, LLC

RU 6877-6971 West Frye Road Chandler AZ, LLC

RU Fairview Drive DeKalb IL, LLC

RU Elm Hill Pike Nashville TN LLC

RU NG Parcel Melbourne FL, LLC

RU Rainbow Blvd Las Vegas NV, LLC

RU Amberton Parkway Dallas TX, LLC

RU Windsor IV Richmond VA, LLC

RU SE 51st Street Issaquah WA, LLC